Report of Independent Registered Public

 Accounting Firm

The Board of Trustees of Evergreen Select Fixed Income Trust and Management of Evergreen Investment Management Company, LLC:

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with the Application for, and the Orders of, Exemption Granted by the Securities and Exchange Commission dated November 20, 2001, ("Management Statement"). The Management Statement asserts that as of June 30,

 2004, and for the period from July 1, 2003 to June 30, 2004 Evergreen Investment Management Company, LLC (the "Company") has established and maintained procedures reasonably designed to achieve compliance with the conditions set forth in the Application, dated April

 22, 1999, filed by the Company,  as amended on August 1, 2001 and on October 24, 2001 (File No.  812-11592),  and the Notice and Order
by the  Securities  & Exchange  Commission , In the Matter of
                                             ----------------
Evergreen  Municipal Trust, et al.,  Investment  Company Act Rel No.
----------------------------------
 25217 (October 22, 2001) (Notice);  Investment Company Act Rel No.
25296 (November 20, 2001) (Order),  (collectively,  the "Orders").
 Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the
Company's  procedures   reasonably  designed  to  achieve  compliance  with  the
conditions of the Orders based on our examination.

Our examination was conducted in accordance with standards established by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's procedures to achieve compliance with the Orders and performing such other procedures as we considered necessary in the circumstances. Our examination procedures included an assessment of the establishment and maintenance of procedures reasonably designed to achieve the following objectives set forth in the Orders (all capitalized terms as defined in the Orders):

a) Interfund Loan Rate will be higher than the Repo Rate, and yiel on the Money Market Funds, but lower than the Bank Loan
     Rate;

b) Interfund loans will comply with the collateral requirements as set forth in the application;

c) Interfund loans will comply with the percentage limitations on interfund borrowing and lending;

d) Allocation of interfund borrowing and lending demand is in an equitable manner and in accordance with the procedures established by the Trustees; and

e) Interfund Loan Rate does not exceed the interest rate on any third party borrowings of a borrowing Fund at the time of the
     Interfund Loan.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements of the Orders.

In our opinion, management's assertion that Evergreen Investment Management Company, LLC has established and maintained procedures reasonably designed to achieve compliance with the Orders as of June 30, 2004 and for the period from July 1, 2003 to June 30, 2004, is fairly stated, in all material respects, based upon the criteria set forth in the Orders and the accompanying Management Statement.

This report is intended solely for the information and use of the Boards of Trustees of Evergreen Select Fixed Income Trust,

management of Evergreen  Investment  Management  Company,  LLC, and the
 Securities & Exchange Commission and should not be used for any other purposes.




Boston, Massachusetts
August 13, 2004

Procedure Name:            Inter-fund Lending

Objective:        To properly facilitate the inter-fund lending program and
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 ensure the program is administered in compliance with its
SEC and Board approved limitations.

Scope:  All Funds.  All Evergreen Funds are eligible to participate in the
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Inter-fund Lending program as borrowers but only the Funds
listed in Exhibit A are eligible to participate as lenders.

Prerequisite - The Funds' line of credit facility has been fully utilized to its limit of $150 million but there are remaining overdrafts in the Funds due to shareholder redemptions which must be funded.
 To fund these overdrafts, inter-fund lending will be instituted.

Time Frame:  Daily, as needed

Procedure:

A. First day of the borrowing
1. Using Inter-fund Lending template, perform Eligibility Test and Borrowing Limitation Calculation
a.       Eligibility Test
i. Input Yesterday's Repo Rate - the repo rate is the interest rate earned on the largest overnight repurchase agreement purchased by Evergreen Treasury Money Market
Fund on the day prior to the initial borrowing.

ii. Input Yesterday's Federal Funds Rate plus 50 basis points - The Federal Funds Rate is obtained from Bloomberg screen -FEDL.
iii. Review inter-fund loan rate calculated within the template (the average of i. and ii.).
iv. Input Yesterday's Class I one-day yield earned by the Institutional Money Market Fund.
v. Review results of the Eligibility Test. The Fund is eligible to participate in the inter-fund lending program if the inter-fund loan rate is greater than iv.
[This test ensures that participating in inter-fund lending
                               is not less favorable for the lending fund
than participating in the cash sweep.  If the lending
                               fund's cash was not being lent to the
borrowing fund than it would be invested in the cash sweep
                               therefore the inter-fund loan rate must
exceed the Class I yield.]
vi. Determine whether the borrowing Fund has any outstanding bank loans outside of the State Street Bank line of credit.
                               [Currently, the Funds do not enter int
 loans outside of the line of credit facility with State Street
                               Bank]. If yes, then the Fund is ineligible
 to participate in interfund lending.
vii. If the Eligibility Test is failed then another source of funds must be found. Contact your supervisor.
b.       Borrowing Limitation Calculation
i. Input borrowing fund's Total Assets from prior day's trial balance. (See SEC Total Assets Calculation procedure on
                               Compliance website).
ii. Review the calculation of 33 1/3 % of borrowing fund's Total Assets within template.
iii. Input the Cash Value of Net Redemptions over the last 7 days from cash sheets. The template calculates 125% of this value.
iv. Input the Cash Value of Failed Security Sells over the last 7 days from cash sheets. The template calculates 102% of this value.
v. Review determination of the greater of iii. and iv. performed within template. This result is compared to ii. to determine the borrowing limit to prevent the Fund from
leveraging.
vi. Review determination of the borrowing limit performed within th template by taking the lesser of ii. and v.
c.       Existing Borrowing Percentage

i. Input the sum of all current outstanding indebtedness on behalf of the borrowing fund (i.e., current loans payable, cash overdrafts, uncovered MDRs and any other
uncollateralized when-issued security purchased).
ii.      Input amount to be borrowed in inter-fund lending program.
iii.     Review calculation of Borrowing Percentage performed within template
- the sum of i. and ii. divided by Total Assets from
                               A.1.b.i.  If calculated Borrowing Percentage is
10% or more then the inter-fund borrowing must be
                               collateralized by 102%.  Contact Compliance to
identify and segregate collateral in Charles River.
2.       Using inter-fund lending template, complete Allocation of Borrowing

b.       Input today's initial borrowing amount.
c.       Review Allocation Rules/Guidelines.
i. A Fund is ineligible as a lender if it has less than $1 million in positive cash. Cash invested in the cash sweep should be considered as positive cash.  Exclude any cash
 being used as collateral for open MDRs, when issues
                               securities, open futures contracts, etc. from
cash available to lend.
ii. A loan cannot be allocated to any fund having current loans outstanding which in the aggregate are 90% or greater of its lending limitation.
iii. It is acceptable to limit the number of funds in the allocation of any one loan to ease administration.
iv. The inter-fund lending form must be signed and approved before cash can be transferred between the lending and borrowing funds.
d. Obtain the list of approved lending funds, including cash available to lend, sorted by fund Trust, and then alphabetically.
                      Beginning at the top of the list, select as many eligibl funds on the list needed to fulfill the requested loan amount.
e.       For each fund selected as a lender, test its eligibility to lend.
As soon as a lending fund's loan matures or is paid back
                      in full, the fund should then be placed at the bottom o the list for future consideration as a lender.
i. Does the selected fund meet the eligibility requirements of A.2.c.i and A.2.c.ii above? If yes, proceed to the next step.
                               If no, proceed to the next fund on the list and
repeat this step.
f. For each fund selected, complete Calculations for Amount Available to Loan section of the inter-fund lending template.
                      Under the inter-fund lending program, lending funds are limited as to how much of their assets can be out on loan. The limits are: 5% for equity, 7.5% for taxable fixed income, 10% for money market funds.
i.       Input today's date, Fund name and SSC Fund number
ii.      Input lending fund's Total Assets from prior day's trial balance.
(See SEC Total Assets Calculation procedure on Compliance
                               website).
iii.     Select lending fund's fund type.
iv. Review calculation of dollar amount of lending limitation (Total Assets * limitation percentage).
v. In the Summary of Amounts out on Loan section, list the borrowing fund and the corresponding loan amount.
1. If the loan amount exceeds 5% of the lending fund's Total Assets, the loan amount must be reduced to below 5% or a new lender must be found.
vi. In the Summary of Amounts out on Loan section, list any existing loans the lending fund has made to other borrowing funds.
1. If any of the loan amounts exceed 5 % of the lending fund's Total Assets, the loan amount must be reduced to below 5%.
2. If any of the loan amounts exceed 4% of the lending fund's Total Assets, no additional amounts may be lent to the borrower by this lender until the loan amount
is reduced to below 4%.
vii. Review the summary to ensure the total % of assets out on loan for the lending fund does not exceed the limitation. If the limitation has been exceeded, proceed to Step
A.2.d. and select the next fund on the list.
3.       Communication to State Street Corp.
a.       Borrowing Fund
i.       Complete an Inter-fund Lending ticket on behalf of the Borrowing Fund.
ii.      Input Borrowing Fund, Lending Fund(s) and SSC Fund numbers.
iii. Input Today's date, contractual maturity date (7th day of loan), th loan amount and the calculated inter-fund loan rate.
iv.      Obtain approval from an authorized signer and fax to SSC.
b.       Lending Fund(s)
i. For each Lending Fund, reduce the cash sweep balance by the amount of the loan. Reflect this on the daily cash sweep trade ticket and notify SSC as soon as possible.
B. Complete the following steps on the second day of borrowing and each day during loan period

1. Review the recording of the inter-fund loan by SSC on the books of both the borrowing fund and the lending fund(s) for accuracy.
2.       Complete Day 2 Eligibility Test

a.       Review the inter-fund loan rate pulled from the Day One Form.
b. Input Yesterday's Class I one-day yield earned by the Institutional Money Market Fund.
c. Review results of the Eligibility Test. The Fund is eligible to participate in the inter-fund lending program if the inter-fund loan rate is greater than b.
d. If the Eligibility Test is failed then another source of funds must be found. Contact your supervisor.
3. Each day during the loan, monitor the Fund's cash availability via the Cash Sheet Review Procedure.
a. Does the borrowing fund have positive or negative cash flow for the day?
i. If positive, the outstanding loan should be reduced by the amount of positive cash flows.
1.       Complete an Inter-fund Lending ticket on behalf of the Borrowing Fund.
2.       Input Borrowing Fund, Lending Fund(s) and SSC Fund numbers.
3.       Input Today's date and the amount being paid back as a negative.
4.       Obtain approval from an authorized signer and fax to SSC.
ii.      If negative,
1. The Borrowing Fund may need to obtain an additional loan. Each additional loan will be treated as a separate transaction with a 7 day maturity. Complete
Incremental Borrowing Eligibility Test.  See A.1.a through b.
2. Complete Allocation of Borrowing Fund's Loan for incremental borrowing amount. See A.2 through A.3.b.
b. If on the contractual maturity date (7th day of loan), the loan remains outstanding, the loan will mature and the cash lent will be returned to the lender.
4.       Complete Loan Value Test
a.       Input Loan Value from prior day
b.       Input any additional borrowings from today.
c. Review calculation of current loan value percentage. If current loan value percentage is 10% or more, select one of the following courses of action

i. Loan is to be repaid in full by next day. If it is a fiscal period end, then this course of action may not be selected.
ii. Loan amount will be reduced to less than 10% of total assets and another source of funds will be found.
iii. Assets will be segregated in an amount equal to 102% of loan value amount.






























 Management Statement Regarding Compliance with the Application for, and the Orders of, Exemption Granted by the Securities & Exchange Commission
                                                         dated November 20, 2001

We, as members of management of Evergreen Investment Management Company, LLC (the "Company") are responsible for establishing and maintaining procedures reasonably designed to achieve compliance with the conditions set forth in the Application, dated April 22, 1999, filed by the Company, as amended on August 1, 2001 and on October 24,

 2001 (File No. 812-11592), and the Notice and Order by
the Securities & Exchange Commission, In the Matter of Evergreen Select Fixed
                                      ---------------------------------------
 Income Trust, et al., Investment Company Act Rel No.
---------------------
25217 (October 22, 2001)(Notice); Investment Company Act Rel No. 25296 (Novembe
 20, 2001) (Order), (collectively, the "Application,
Notice and Order" ) relating to the Evergreen Funds' interfund lending program.
  We have performed an evaluation of the Company's compliance with the Application, Notice and Order as of April 30, 2004 and fo
 the period from July 23, 2002 through April 30, 2004

Based on this evaluation, we assert that as of April 30, 2004, and for th period from July 23, 2002 through April 30, 2004, the Company has established and maintained procedures reasonably designed to achieve compliance with the conditions set forth in the Application, Notice and Order relating to the Evergreen Funds' interfund lending program.

Evergreen Investment Management Company, LLC

Signed by:


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  ---------------------
Michael H. Koonce                                                          Date
Senior Vice President